EXHIBIT 10.1

EXECUTION COPY

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ******. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

License Agreement

between

Hoffmann-La Roche Inc.
Licensor

and

F. Hoffmann-La Roche Ltd
Licensor

and

Ribapharm Inc.
Licensee

Dated as of June 29, 2001

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i

ii

Guaranty by ICN Pharmaceuticals, Inc.
Appendix A - List of Licensor’s Information Relating to Licensed Compounds
Appendix B - Licensor’s Preexisting Agreements

iii

LICENSE AGREEMENT

          This License Agreement (this Agreement) is made as of June 29, 2001 (the Effective Date) by and among Hoffmann-La Roche Inc., a New Jersey corporation, and F. Hoffmann-La Roche Ltd, a Swiss corporation (together, the Licensor), and Ribapharm Inc., a Delaware corporation (the Licensee).

Recitals

          A.     Licensor is engaged in the research, development, manufacture and sale of therapeutic products and technologies.

          B.     Licensor has acquired or possesses the right to license worldwide proprietary rights to the Licensed Compounds, including Interleukin-12 (IL-12).

          C.     Licensee or its Affiliates have expertise in researching, developing, manufacturing, and marketing pharmaceutical products for the treatment of human diseases and Licensee wishes to develop, manufacture, and market the Products based on Interleukin-12, which has immunomodulatory properties with potential for use in virology, immunology, autoimmune diseases, cancer and other indications.

          D.     Licensor wishes to grant an exclusive license to Licensee and Licensee wishes to acquire an exclusive license to develop, manufacture, and market such Products.

Agreement

          In consideration of the above and the mutual covenants set forth in this Agreement and other valuable consideration received by the Parties, the Parties agree as follows.

ARTICLE I

DEFINITIONS AND INTERPRETATION

          1.1      Definitions

          In this Agreement, capitalized terms have the respective meanings set forth below.

          Act means the Federal Food, Drug and Cosmetic Act (21 U.S.C. §301, et seq.), including any amendments or supplements.

          Accounting Period means a calendar quarter commencing on the first day of an Accounting Period, respectively January 1, April 1, July 1, and October 1, each being the first day, and finishing the last day of an Accounting Period, respectively on March 31, June 30, September 30, and December 31, each being the last day.

          Adjusted Gross Sales means the amount of gross sales of Products (whether in active ingredient form, semi-finished form, finished product form, or otherwise) invoiced by Licensee,

its Affiliates and its Sublicensees to Third Parties less deductions for returns (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Products sold, withdrawals and recalls), rebates (price reductions, rebates to social and welfare systems, chargebacks, government mandated rebates and similar types of rebates, such as P.P.R.S., Medicaid), volume (quantity) discounts, taxes (value added or sales taxes, government mandated exceptional taxes and other taxes imposed on the gross sales amount), as reported on a product by product basis in Licensee’s worldwide financial reporting system measured in United States Dollars for the countries concerned, whereby the amount of such sales in foreign currencies is converted into United States Dollars on the basis of the average monthly rate of exchange at the time in accordance with Licensee’s then current standard practices, which will be in accordance with GAAP.  Notwithstanding the foregoing, amounts received by Licensee and its Sublicensees for the sale of Products among Licensee and its Sublicensees for resale will not be included in the computation of Adjusted Gross Sales.

          Affiliate of a Party means any corporation or other business entity that controls, is controlled by, or is under common control with a Party, where control means direct or indirect ownership of more than fifty percent (50%) of the voting interest or income interest in a corporation or entity, or such other relationship as, in fact, constitutes actual control of management.  Anything to the contrary in this paragraph notwithstanding, Genentech, Inc., a Delaware corporation, will not be deemed an Affiliate of Licensor.

          Agreement has the meaning set forth in the preamble.

          Approval Authority means a governmental authority whose approval is required in a country for any Product Registrations.

          Bankruptcy Code means Title 11, U.S. Code.

          Best Efforts of a Party with respect to a product means the standard of efforts used by the Party for similar products of similar potential at a similar stage of development on a worldwide basis.

          Breaching Party has the meaning set forth in Section 11.3(a).

          Business Day means a day when banks are open for business in New York City.

          Claims has the meaning set forth in Section 9.1.

          CMC means Chemistry, Manufacturing & Control.

          Combined Product means a pharmaceutical product with two or more active ingredients, one of which is a Product and one of which is not, sold as a single item for one price.

          Composition of Matter Patent means, for a given Product, a Licensed Patent claiming per se the Licensed Compound of such Product, and all patent applications and patents based upon or claiming priority thereto.

          Commercial Partner means any Third Party involved in a commercial venture with Licensee or any of its Affiliates for the marketing, offering for sale or sale of human pharmaceutical products, including any distributor at least a portion of whose sales force is dedicated to the marketing, offering for sale, or selling of products of Licensee or any of its Affiliates.

          Commercial Sale means, with respect to a Product in any country in the Territory, (i) any sale by Licensee or any of its Affiliates or Sublicensees after Product Registration, which transfers to a Third Party purchaser physical possession and title to commercial quantities of the Product in such country, (ii) Compassionate Sales, (iii) Indigent Sales and (iv) those investigator-initiated Phase IV Clinical Trials on which a royalty is due in accordance with Section 6.6.

          Compassionate Sales means, with respect to a Product in any country in the Territory, any sale of the Product by Licensee or any of its Affiliates or Sublicensees that is required or permitted by a governmental authority to be made to certain persons or classes of persons in such country, before or after the Product has been approved for use in such country by the Approval Authority, but before the price of the Product (or reimbursement for the Product) has been determined by the applicable governmental authority in such country.

          Development Steering Committee has the meaning set forth in Section 5.1.

          Effective Date has the meaning set forth in the preamble.

          EMEA means the European Medicines Evaluation Agency, or any successor.

          European Union means the amalgamation of European member states created by the Treaty on European Union (commonly called the Maastricht Treaty) effective January 1, 1993.

          Executive Officers has the meaning set forth in Section 5.1(c).

          FDA means the United States Food and Drug Administration, or any successor.

          Field means all human pharmaceutical applications of the Products.

          GAAP means United States generally accepted accounting principles consistently applied.

          Genetics Institute means Genetics Institute, Inc., a Delaware corporation, and its successors and permitted assigns.

          Genetics Institute Agreement means the Agreement between Licensor and Genetics Institute dated July 7, 1994, as may be amended from time to time.

          Handle has the meaning set forth in Section 7.1.

          Immunostimulatory Field means anti-infective, anti-viral, anti-cancer, or any other therapeutic area susceptible to immunostimulatory action, including use as an immunostimulant vaccine adjuvant to T-cell vaccine as an anti-infective or anti-cancer.

          Immunostimulatory Field Option has the meaning set forth in Section 3.1(a).

          Immunosuppressive Field means anti-allergy, anti-autoimmune diseases, or any other therapeutic area susceptible to immunosuppressive action, including use as an immunosuppressive vaccine adjuvant to anti-allergen in the allergy desensitization process.

          Immunosuppressive Field Option has the meaning set forth in Section 3.1(a).

          Improvement means any and all Licensed Technology conceived after the Effective Date by Licensor solely or jointly.

          IND means an investigational new drug application, as more fully defined in the Regulations.

          Indemnified Party has the meaning set forth in Section 9.3.

          Indemnifying Party has the meaning set forth in Section 9.3.

          Indigent Sales means, with respect to a Product in any country in the Territory, any sales or other dispositions of the Product by Licensee or any of its Affiliates or Sublicensees that are required by a governmental authority to be made to certain persons or classes of persons in such country at a below market price to allow such persons access to treatment.

          Joint Inventions means any and all Improvements that are conceived or reduced to practice jointly by Licensor and Licensee.

          Licensee has the meaning set forth in the preamble.

          Licensed Compounds means all forms of protein that have the function or activity of the Interleukin-12 protein, including [******].

          Licensed Patents means rights under patents and patent applications, as well as corresponding certificates of invention or certificates of protection, substitutes, extensions, supplementary protection certificates, renewals, continuations-in-part, divisions, patents of addition (re-examination or re-issue), in any country of the Territory, which (a) but for this Agreement would be infringed by the developing, making, having made, marketing, importing, using, offering for sale or sale by Licensee, its Affiliates or Sublicensees of Products in the Field and (b) are owned by, or licensed to, Licensor as of the Effective Date or during the Term, to the extent such rights are necessary to develop, make, have made, market, import, use, offer for sale or sell a Product in the Field in the Territory.

          Licensed Technology means any and all proprietary information, and all patentable and non-patentable inventions, discoveries, experience, disclosure claims, formulas, processes, procedures, compositions of matter, specifications, methods, techniques, trade secrets, technologies,

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data, know-how, results (including physical, chemical, biological, toxicological, pharmacological, pre-clinical and clinical data, product forms and formulations of the Licensed Compounds) which are  owned, possessed, developed, acquired by, or licensed to Licensor and to which Licensor has the right to grant licenses or sublicenses (without breach of other agreements to which Licensor is a party on the Effective Date), before or during the Term, and which contribute to, or have contributed to, the development, manufacture, registration, marketing, sale or use of a Product.

          Licensor has the meaning set forth in the preamble.

          Licensor’s Preexisting Agreements means all of Licensor’s preexisting agreements with Third Parties as of June 12, 2002 granting rights under the Licensed Technology or Licensed Patents to develop, make, have made, import, use, sell, or offer to sell any of the Licensed Compounds or any Product, as listed on Appendix B, but with respect to items 3 and 6 on Appendix B, does not include any amendments or modifications to such agreements after the Effective Date except to the extent approved by Licensee.

          Major Market Country means each of the following countries and its territories and possessions:  (i) Germany; (ii) the United Kingdom; (iii) France; (iv) Spain; (v) Italy; (vi) Japan; and (vii) the United States.

          Milestone means any event relating to the development and commercialization of Products set forth in Section 4.2.

          Milestone Payment means any of the payments required under Section 4.2.

          NDA means a New Drug Application filed with the FDA for marketing approval for a drug pursuant to the Act and the Regulations.

          Net Sales means the amount calculated by subtracting from the amount of Adjusted Gross Sales a lump sum deduction of [******] of Adjusted Gross Sales in lieu of those sales related deductions which are not accounted for on a product by product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt, discounts granted later than at the time of invoicing, cash discounts and other direct sales expenses).  Notwithstanding the foregoing, amounts received by Licensee and its Affiliates and its Sublicensees for the sale of Products among Licensee and its Affiliates and its Sublicensees for resale will not be included in the computation of Net Sales.

          Non-Breaching Party has the meaning set forth in Section 11.3(a).

          Option means each of the Immunostimulatory Field Option and the Immunosuppressive Field Option.

          Option Period has the meaning set forth in Section 3.1(a).

          Party means each of Licensor and Licensee.

          Phase I Clinical Trial means the initial introduction of an investigational new drug into humans designed to determine the metabolism and pharmacologic actions of the drug in humans,

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the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness, and also includes studies of drug metabolism, structure-activity relationships, and mechanism of action in humans, as well as a study in which investigational drugs are used as research tools to explore biological phenomena or disease processes.

          Phase II Clinical Trial means a controlled clinical study conducted to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug.

          Phase III Clinical Trial means an expanded controlled and uncontrolled clinical trial performed after preliminary evidence suggesting effectiveness of a drug has been obtained, in order to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling.

          Phase IV Clinical Trial means a post-marketing study, whether instigated by a Party or by an applicable regulatory authority in the Territory, to delineate additional information about a drug’s risks, benefits, and optimal use, including studying different doses or schedules of administration than were used in a Phase II Clinical Trial, use of the drug in other patient populations or other stages of the disease, or use of the drug over a longer period of time.

          Product means any human pharmaceutical product containing, in whole or as a component, one or more of the Licensed Compounds.

          Product License Agreement has the meaning set forth in Section 3.1(b).

          Product Percentage means the proportion of a Combined Product attributable to a Product, as agreed by the Parties after consideration of (i) the respective contribution of each active ingredient to the overall efficacy of the Combined Product, (ii) the respective market value of the Licensed Compound used alone and the other active ingredients used alone, (iii) the respective cost of goods for the Licensed Compound and the other active ingredients, and (iv) other factors customarily used in the pharmaceuticals industry to apportion value to active ingredients of pharmaceutical products.

          Product Registrations means any and all government approvals required by any government or regulatory authority in the Territory necessary to permit the development, manufacture, marketing, pricing, reimbursement, importing, use or sale of Products in any part of the Territory.

          Recipient has the meaning set forth in Section 10.2(a).

          Regulations means the regulations made under the Act, as amended or supplemented.

          Scientific Articles has the meaning set forth in Section 10.4(a).

          Sublicensees means any and all Third Parties to whom Licensee has granted a sublicense under Section 2.2.

          Term means the term of this Agreement, as set forth in Section 11.1.

          Territory means all the countries of the world and their territories and possessions.

          Third Party means any person other than Licensor, Licensee or a Sublicensee, or any of their Affiliates.

          United States means the United States of America and its territories and possessions.

          1.2      Interpretation

          In this Agreement, unless the context requires otherwise

                    (a)     the singular includes the plural and vice versa;

                    (b)     words denoting persons include corporations, partnerships and other legal persons;

                    (c)     a reference to a specified section, paragraph or schedule is a reference to that specified section, paragraph or schedule of this Agreement;

                    (d)     the article and section headings and the Table of Contents are for convenience only and do not affect the interpretation of this Agreement;

                    (e)     “including” means including without limitation; and

                    (f)     a reference to a Party includes its successors and permitted assigns.

ARTICLE II

GRANT OF LICENSE

          2.1      License

                    (a)     Subject to subsections (b) and (c) below, Licensor grants to Licensee and its Affiliates, and Licensee accepts on behalf of itself and its Affiliates, the sole and exclusive right and license under the Licensed Technology and Licensed Patents within the Field throughout the Territory (with the right to grant sublicenses in accordance with Section 2.2) to develop, manufacture, have manufactured, market, import, use, offer for sale, and sell the Products.  Such license includes a sublicense to Licensee of Licensor’s rights under the Genetics Institute Agreement in the fields of Gene Therapy and Vaccine Adjuvant Therapy, each as defined in the Genetics Institute Agreement.

                    (b)     Licensee acknowledges that the license granted to it under this Section 2.1 is subject to the licenses granted by Licensor under Licensor’s Preexisting Agreements.

                    (c)     Notwithstanding anything to the contrary herein, Licensor retains all rights to any consideration, including royalties, that is or may become due and payable under any of

Licensor’s Preexisting Agreements.  Nothing in this Agreement shall entitle Licensee to any of such consideration.

          2.2      Sublicense

                     (a)     Subject to subsection (b) below and Section 3.2, Licensee has the sole and exclusive right to grant sublicenses under the Licensed Technology and Licensed Patents within the Field throughout the Territory to any Third Party (as such, a Sublicensee), to develop, manufacture, have manufactured, market, import, use, offer for sale, and sell the Products.

                      (b)     Licensee will be fully responsible to Licensor for the performance of any and all terms of this License Agreement by Licensee’s Sublicensees.  Licensee is required to obtain the written consent of Licensor prior to the grant of any sublicense granted under Section 2.2(a), such consent not to be unreasonably withheld or delayed by Licensor.

          2.3      Exclusivity

                    Except to the extent that Licensor exercises its rights under Section 3.1, Licensor will not during the Term license or otherwise grant any right under the Licensed Patents or Licensed Technology to develop, manufacture, have manufactured, market, import, use, offer to sell, or sell the Products to any Third Party  in the Territory within the Field.

          2.4      Limit of Grant

          Licensee has no right or license with respect to the Licensed Patents or Licensed Technology except as expressly granted in this Agreement.

          2.5      [******]

          2.6      Provision of Information

          For a period of ninety (90) days after the date of execution of this Agreement by Licensee, Licensor will use its Best Efforts to identify and retrieve all information relating to the Licensed Patents or Licensed Technology to Licensee to the extent reasonably necessary to enable Licensee to perform its obligations under this Agreement, including the information acquired or generated by Licensor prior to the Effective Date as set forth in Appendix A and any information acquired or generated by Licensor after the Effective Date such as manufacturing, CMC, pre-clinical and clinical data in respect of the Products, correspondence with the FDA, and IND’s.  Licensor will promptly provide such information to Licensee whenever it becomes available during the Term.  All information disclosed pursuant to this Section 2.6 will be subject to the confidentiality provisions of Article X.  As soon as practicable after the Effective Date, Licensor will assign to Licensee all available IND’s previously filed for Products. Licensor will use Best Efforts to identify and retrieve its stocks of manufactured IL-12 and provide such
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retrieved stock to Licensee except to the extent that Licensor is required to retain such stock by regulatory authorities.

ARTICLE III

LICENSOR OPTIONS AND RIGHT OF FIRST REFUSAL

          3.1      Options

                    (a)     Licensor has (i) an exclusive option to obtain exclusive rights in the Territory to all Products within the Immunostimulatory Field, including to practice Improvements to such Products developed by Licensee (the Immunostimulatory Field Option) and (ii) an exclusive option to obtain exclusive rights in the Territory to all Products within the Immunosuppressive Field, including to practice Improvements to such Products developed by Licensee (the Immunosuppressive Field Option).  Each Option may be exercised at any time during the Option Period by written notice from Licensor to Licensee.  The Option Period for the Immunostimulatory Field Option runs for [******] days from the date when Licensee provides a written report to Licensor of the results of the finalized clinical study, including an analysis of the data, for Licensee’s [******] for the first Product in the Immunostimulatory Field for which [******] are undertaken by Licensee.  The Option Period for the Immunosuppressive Field Option runs for [******] days from the date when Licensee provides a written report to Licensor of the results of the finalized clinical study, including an analysis of the data, for Licensee’s [******]  for the first Product in the Immunosuppressive Field for which [******] are undertaken by Licensee.  Licensee will promptly provide Licensor with each such written reports, including details of all related pre-clinical or clinical data in respect of the applicable Product possessed by Licensee at the end of such [******].  Licensee will also promptly provide Licensor with any related pre-clinical or clinical data in respect of such Product that subsequently becomes available to Licensee.  Each Option is independent of the other and the failure by Licensor to exercise an Option, or the waiver by Licensor of any of its rights with respect to an Option, will not affect Licensor’s rights with respect to the other Option.

                    (b)     If Licensor exercises an Option during the applicable Option Period, the Parties will negotiate in good faith to conclude an agreement (a Product License Agreement) under which Licensee will grant Licensor an exclusive, worldwide, royalty-bearing license to develop, manufacture, have manufactured, market, import, use, offer for sale, and sell all Products in the Immunostimulatory Field (in the case of the Immunostimulatory Field Option) or all Products in the Immunosuppressive Field (in the case of the Immunosuppressive Field Option).  The terms of each Product License Agreement will be reasonable and customary for similar products at similar stages of development with similar market potential and will include the following provisions (but the only forms of consideration payable by Licensor under such Product License Agreement will be as set forth in paragraphs (i), (ii) and (iii)):

(i) reimbursement of Licensee by Licensor [******];

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(ii) milestone payments by Licensor to Licensee on [******];

(iii) royalties to be paid by Licensor to Licensee; and

(iv) representations and warranties, indemnification and other standard provisions; and

(v) termination of the license by Licensee if Licensor does not within a reasonable period of time use Best Efforts to diligently develop, commercialize, promote and sell a Product.

                    (c)     If after a period of sixty (60) days from the exercise of an Option by Licensor, the Parties are unable to conclude a Product License Agreement, the Parties will refer the matter to the Chief Executive Officer of Licensee and the head of the Pharmaceuticals Division of Licensor so that they may attempt to reach an agreement on the terms of a Product License Agreement.

          3.2      Development of Products During Option Periods

                    (a)     The Parties acknowledge and agree that during each Option Period Licensee will continue with the development of the Product(s) being considered by Licensor, including the initiation of [******]; provided that the Development Steering Committee shall oversee all aspects of the coordination and design of the [******].

                    (b)     Subject to subsection (c) below, [******].

                    (c)     If Licensor exercises an Option in accordance with Section 3.1(b), [******].

          3.3      Limits on Sublicensing by Licensee

                    (a)     From the Effective Date until an Option Period expires, Licensee may not (i) sublicense rights which are the subject of the applicable Option with respect to any Product under Section 2.2, or (ii) license rights acquired or developed by Licensee after the Effective Date with respect to any Product (only to the extent that such rights are necessary to develop or manufacture such Product), in each case unless Licensor waives the Option with respect to such Product or such sublicense or license is granted to an Affiliate and is expressly subject to such Option.  Notwithstanding the foregoing, at no time during the Term may Licensee sublicense its rights under this Agreement to Genetics Institute without the prior written consent of Licensor.

                    (b)     If at the end of the [******] for any Product, neither Licensee nor its Affiliates have a Commercial Partner to market, offer to sell, or sell the Products in any given country in the Territory and an Option has not been exercised in respect of such

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Product, Licensor will have a right of first refusal to become Licensee’s Commercial Partner to market, offer to sell, or sell such Product in such country on terms and conditions to be negotiated in good faith by the Parties.  In such circumstances, Licensee shall offer to appoint Licensor as a Commercial Partner at the conclusion of [******] for such Product.  Licensor shall have [******] days from the receipt of such notice to accept or reject such offer.  In the event that Licensor rejects such offer or fails to respond thereto within such [******] day period, Licensee shall be free to appoint a Third Party as its Commercial Partner with respect to such Product.  In the event that Licensor accepts Licensee’s offer within such [******] day period, the Parties shall negotiate in good faith the terms and conditions of such appointment as provided under this Section 3.3(b).

          3.4      Limits on the Use of Interleukin-12 by Licensor

          From the Effective Date, Licensor and its Affiliates will not develop, manufacture, have manufactured, market, import, use, offer for sale, or sell any Licensed Compounds, other than as contemplated by this Agreement or any Product License Agreement.

ARTICLE IV

COMPENSATION

          4.1      License Fee

          Licensee will pay to Licensor an initial nonrefundable license fee in the amount of [******] within ten (10) Business Days after the later of (a) receipt of an invoice for such amount from Licensor, and (b) the Effective Date.

          4.2      Milestone Payments

                    (a)     In addition to the license fee payable under Section 4.1

                    (i)     upon the initiation of the first [******] Clinical Trial for the first Product for which [******] Clinical Trials are undertaken by Licensee or any of its Affiliates or any Sublicensee, Licensee will make a one-time payment to Licensor in the amount of [******];

                    (ii)     upon the initiation of the first [******] Clinical Trial for the first Product for which [******] Clinical Trials are undertaken by Licensee or any of its Affiliates or any Sublicensee, Licensee will make a one-time payment to Licensor in the amount of [******]; provided, however, that in the event the Approval Authority waives the performance of [******] Clinical Trials for the first Product for which [******] Clinical Trials are to be conducted by Licensee or any of its Affiliates or any Sublicensee, Licensee shall make the one-time payment to Licensor in the amount of  [******] at the same time Licensee makes the Milestone Payment set forth under subsection (a)(iii) below;

(iii) upon the filing of the first [******] for the first Product for which [******] by Licensee or any of its Affiliates or any

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Sublicensee, Licensee will make a one-time payment to Licensor in the amount of [******]; and

(iv) upon the first approval by [******] for a Product in respect of which [******] , Licensee will make a one-time payment to Licensor in the amount of [******] .

                    (b)     Each Milestone Payment due under Section 4.2(a) will be due only once for the first Product in respect of which the indicated Milestone occurs.  Licensee will promptly notify Licensor in writing of the occurrence of each Milestone.  Licensee will make all Milestone Payments within [******] after the later of (i) receiving an invoice from Licensor for the applicable amount, and (ii) the occurrence of the Milestone.  The subsequent occurrence of any similar event in respect of any Product will not give rise to any additional obligation of Licensee to make any Milestone Payment.

          4.3      Royalties

                    (a)     In addition to the amounts payable under Sections 4.1 and 4.2, Licensee will pay Licensor a royalty, computed on a country by country basis, in an amount equal to [******] of Net Sales of each Product.  If a Product is included in a Combined Product, the royalty on the Product will be calculated as [******] of Net Sales of the Combined Product, multiplied by the Product Percentage.  The Parties will use their Best Efforts to agree upon the Product Percentage for a Combined Product prior to the first launch of that Product.

                    (b)     Royalties on Net Sales will be calculated quarterly as of March 31, June 30, September 30, and December 31(each being the last day of an Accounting Period), and will be paid by Licensee quarterly within sixty (60) days after the end of each Accounting Period in which such Net Sales occur, commencing with the calendar quarter in which the first Commercial Sale of any Product is made by Licensee, any of its Affiliates or any Sublicensee.

                    (c)     If Licensee, acting in a commercially reasonable manner, obtains a license from one or more Third Parties in order to develop, manufacture, have manufactured, market, import, use, offer for sale or sell the Products in the Territory, Licensee may reduce the royalties otherwise due to Licensor under this Agreement by an amount equal to [******] of the total cumulative consideration paid by Licensee to such Third Party or Third Parties, including any upfront payments, milestone payments and royalties, provided, however, that in no event will the royalties due to Licensor under this Agreement be reduced to less than [******] of Net Sales on account of this Section 4.3(c).

                    (d)     If a Third Party not under license from Licensor sells a product which is generically equivalent to a Product in a country or countries in which Licensee, an Affiliate or Sublicensee is selling such Product and the units of such Third Party’s sales of such generically equivalent product, as determined by a reliable independent party, are equal to or greater than [******] of the total units of such Product and the generically equivalent product sold in such country or countries for two consecutive calendar quarters, then the royalty payable by Licensee to Licensor hereunder with respect to such Product in such country(ies) shall be reduced by [******] of the royalty set forth in Section 4.3(a), provided, however, that

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subsequent to such reduction if for four (4) consecutive quarters the sales of such generically equivalent product in such country or countries are less than [******] of the total units of such Product and the generically equivalent product sold, then the royalty payable shall be as set forth in Section 4.3(a).

                    (e)     If an Approval Authority imposes a price limitation for specific indications or patients, and Licensee claims that such limitation significantly adversely affects its Adjusted Gross Sales for a Product in such country, Licensor and Licensee will discuss an appropriate reduction in the applicable royalty which shall apply for so long as such price limitation continues to have such effect.

          4.4      Duration of Royalty Obligations

          The obligation of Licensee to pay the royalty under Section 4.3 with respect to each Product will terminate in each country in the Territory upon the occurrence of the later of:

                    (a)     the expiration or invalidation of the last to expire or be invalidated Composition of Matter Patents which but for this Agreement would be infringed by the sale of such Product in such country; and

                    (b)     ten (10) years after the first Commercial Sale in such country of such Product,  except for countries in the European Union as to which this requirement will be ten (10) years after the first Commercial Sale in the European Union of such Product.

          4.5      Payment Terms

          Licensee will make all payments required under this Agreement in United States Dollars.  Licensor will invoice Licensee for all payments required under Section 4.1 and 4.2.  Any payments provided for under this Agreement that are not made when due will bear interest at an annual rate until paid in full, equal to the 60-day London interbank offered rate (LIBOR) plus [******], as such rate may from time to time fluctuate.  Licensee will make all payments under this Agreement to Licensor by wire transfer of immediately available funds to a bank account of Licensor designated by Licensor from time to time in accordance with this Agreement.

          4.6      Taxes

                     (a)     All amounts owed under this Agreement will be paid after deduction as required by law for all applicable taxes, fees, and other charges except taxes imposed with respect to or based on a Party’s net income.  In particular, any tax required to be withheld by Licensee under the laws of any country for the account of Licensor (withholding taxes) will be promptly paid by Licensee for and on behalf of Licensor to the appropriate governmental authority, and Licensee will furnish Licensor with proof of payment of such tax.  All such tax actually paid on Licensor’s behalf will be deducted from royalty payments due Licensor or promptly reimbursed to Licensee if no further payments are due Licensor.  Licensee will assist Licensor in minimizing the withholding taxes applicable to any payment made by Licensee and in claiming tax refund at Licensor’s request.  Each Party agrees to assist the other Party in claiming exemption from such withholding of taxes of any type under double taxation or similar

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agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

                     (b)     In the event of a change in the United States-Switzerland income tax treaty which results in the imposition by the United States or any of its political subdivisions of withholding taxes on any royalty payment hereunder, Licensee will pay to Licensor an amount, in addition to all royalties payable hereunder, such that after the deduction of all such taxes (including interest, penalties or additions to tax) Licensor receives the full amount of the royalty without diminution for such taxes.

          4.7      Reports

                    (a)     Licensee will give Licensor, not more than thirty (30) calendar days after the end of each Accounting Period, a written report estimating the Net Sales for such Accounting Period unless Licensee makes the royalty payment required by Section 4.3 within such thirty (30) day period.

                    (b)     With each royalty payment Licensee will deliver to Licensor a full and accurate supporting accounting documentation to include at least the following information:

(i) total Adjusted Gross Sales for each Product subject to royalty sold (by country) by Licensee, its Affiliates and Sublicensees; and

(ii) total royalties payable to Licensor for the relevant period.

          4.8      Records

          Licensee and its Affiliates will keep, and will require its Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable to Licensor with accounting principles consistently applied from period to period, in accordance with GAAP.  Such books of account will be kept at Licensee’s principal place of business.  At the expense of Licensor, Licensor or its authorized independent public accountant has the right to engage Licensee’s officially appointed worldwide independent public accountant to perform, on behalf of Licensor or its independent public accountant, an audit, conducted in accordance with GAAP, of such books and records of Licensee, its Affiliates and Sublicensees, that are deemed necessary by Licensee’s independent public accountant to report on Net Sales of Products for the period or periods requested by Licensor and the correctness of any report or payments made under this Agreement.  Upon timely request and at least thirty (30) calendar days’ prior written notice from Licensor, such audit will be conducted as an additional audit work during Licensee’s annual audit of the countries specifically requested by Licensor, during regular business hours in such a manner as to not unnecessarily interfere with Licensee’s normal business activities, and will be limited to results in the two (2) calendar years prior to audit notification.  Such audit will not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time.  All information, data documents and abstracts herein referred to will be used only for the purpose of verifying royalty statements or compliance with this Agreement, will be treated by Licensor as licensee confidential information subject to the obligations of Article X of this Agreement and need not be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than two (2) years from the end of the calendar year to which each will pertain; nor more than one (1) year after the date of termination of this Agreement.  Audit work papers and results will be shared by Licensee and Licensor.  If the audit reveals an overpayment, Licensor will promptly reimburse Licensee for the amount of the overpayment.  If the audit reveals an underpayment, Licensee will promptly make up such underpayment.  If the audit reveals that the royalties owed by Licensee to Licensor for the countries specifically requested and for any calendar year in total have been understated by more than five percent (5%), Licensee will, in addition, pay the reasonable costs of such additional audit work.  The failure of Licensor to request verification of any royalty calculation within the period during which corresponding records must be maintained will be deemed to be acceptance of the royalty reporting.

          4.9      Sales in Foreign Currencies

          Whenever for the purpose of calculating royalties, conversion from any foreign currency is required, such conversion will be made as follows:

                    (a)     for Licensee and its Affiliates, when calculating the Adjusted Gross Sales, the amount of such sales in foreign currencies will be converted into United States Dollars as computed in Licensee’s United States Dollars financial reporting system for the countries concerned, using for internal foreign currency translation Licensee’s then current standard practices actually used on a consistent basis in preparing its audited financial statements in accordance with GAAP; and

                    (b)     for a sublicensee in a country:

                    (i)     when calculating the Adjusted Gross Sales, the amount of such sales estimate will be reported by the sublicensee to Licensee within thirty (30) days from the end of an Accounting Period, after having converted each applicable monthly sales in foreign currency into the United States Dollar (or the applicable reporting currency) using the average rate of exchange published in the United States Federal Reserve Releases H.10 and G.5 (or some other source agreed upon in writing by the Parties for any particular country) for each respective month of the applicable Accounting Period; and

                    (ii)     when calculating the royalties on Net Sales, such conversion will be at the average quarterly rate of exchange of the United States Dollar to Swiss Francs as retrieved from the United States Federal Reserve Releases H.10 and G.5 for the applicable Accounting Period, in accordance with Licensee’s then current standard practices and GAAP.

ARTICLE V

DEVELOPMENT STEERING COMMITTEE

          5.1      Appointment and Administration of Development Steering Committee

                    (a)     As soon as practicable after the execution of this Agreement and in no event later than thirty (30) days after the Effective Date, the Parties will establish a steering committee to oversee and review the development of the Products, which will be composed of two members selected by Licensor and two members selected by Licensee (the Development Steering Committee). At least one member appointed by each Party will be a senior officer of such Party responsible for product development or a person with substantial experience in product development who is acceptable to the other Party.  Each Party, at its sole discretion, may at any time during the Term of this Agreement replace a member it has the right to designate upon prior written notice to the other Party.  Each Party will use reasonable efforts to cause its respective representatives to attend all meetings of the Development Steering Committee.  Each Party will bear the travel and out-of-pocket expenses incurred by its members or representatives in connection with the Development Steering Committee’s meetings.

                    (b)     The Development Steering Committee will meet at least once every calendar quarter, or more or less frequently as the Parties mutually deem appropriate, on dates and at times and places as agreed by the Parties.  The Development Steering Committee may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed by the Parties to be necessary or appropriate.

                    (c)     All recommendations and decisions of the Development Steering Committee will be made by consensus of the members present at the meeting.  If the Development Steering Committee is unable to reach consensus with respect to a particular matter after good faith discussions, the matter will be referred for further review and resolution by the head of development of each Party (the Executive Officers).  The Executive Officers will use reasonable efforts to resolve the matter promptly.  If the Executive Officers are unable to resolve the matter at hand after good faith discussions, Licensee reserves the final decision-making authority with respect to such matter and will promptly inform Licensor in writing of its resolution of the matter.

                    (d)     The Development Steering Committee will exist until the first approval of a Product by the relevant Approval Authority is obtained in each of the United States, Japan and the European Union, unless otherwise agreed by the Parties.

          5.2      Responsibility and Authority of the Development Steering Committee

          Subject to the other terms of this Agreement, the Development Steering Committee will be responsible for review and exchange of information concerning (i) the status of clinical trials of Products, (ii) review of the development of Products including contracts relating to their development, (iii) coordination and design of [******] Clinical Trials, and (iv) Licensee’s estimated budget allocation for development activities relating to the Products.  The Development Steering Committee will report to the Parties regarding its proceedings.

ARTICLE VI

DEVELOPMENT AND MARKETING OBLIGATIONS

          6.1      Commercial Development Obligation

                    (a)      Licensee will use Best Efforts, at its sole expense, to diligently develop, commercialize, promote and sell at least one Product in the Territory in the Field, as promptly as

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is reasonably and commercially feasible.  Notwithstanding the foregoing, with respect to commercialization, promotion and sale, the standard of Best Efforts shall be measured on a region by region basis, wherein the regions are (i) the European Union, (ii) the United States, (iii) Japan and (iv) the rest of the world.  The standard of Best Efforts with respect to each region shall mean the standard that Licensee uses for similar products of similar potential and at a similar stage of development in each of those regions, respectively. Failure to use Best Efforts to diligently commercialize, promote and sell at least one Product in any one or more country in a region comprising more than one country will not in and of itself constitute failure to use such Best Efforts for the region as a whole.

                    (b)     Licensee will keep the Development Steering Committee generally informed as to Licensee’s progress in the development of Products.

                    (c)     If Licensor has a reasonable basis to believe that Licensee is not using Best Efforts under Section 6.1(a), it may provide written notice to Licensee specifying the basis for such belief.  On receiving such notice, Licensee will have the right to reply in writing to Licensor’s notice within thirty (30) days.  If Licensor does not receive a reply from Licensee within that period, or if the Parties disagree, either Party may refer the matter for dispute resolution pursuant to Article XIII.  If the dispute is referred to arbitration, and the arbitrators conclude that Licensee has not fulfilled its obligation under Section 6.1(a), and such failure is not cured within sixty (60) days from the date of the decision, or if Licensee has not taken the requisite steps to cure such failure within such period (if not capable of cure within sixty (60) days), or does not diligently pursue such cure, Licensor may, upon notice to Licensee, (i) convert Licensee’s license with respect to such Licensed Patent to a non-exclusive license in any or all countries in the applicable region (but limited to only one additional licensee in any country) or (ii) terminate Licensee’s license in any or all countries in the applicable region; provided that for those regions comprised of more than one country, Licensor may only convert or terminate Licensee’s license as provided in this Section 6.1(c) with respect to those countries in the region where Licensee has not used Best Efforts as required to diligently commercialize, promote and sell at least one Product.

          6.2      Phase II, III and IV Clinical Trials

          After the Effective Date, subject to Article III, Licensee will be responsible, at its sole expense, for all development costs incurred by Licensee, and the preparation and filing of any NDA and sNDA, with respect to any Products.

          6.3      Supply and Manufacture

                    (a)     Licensee will manufacture or arrange the manufacture of Product and/or identify and contract with a suitable manufacturer of Product.

                    (b)     Licensor shall deliver to Licensee upon Licensee’s request all information regarding the formulation, manufacture or use of the Licensed Compounds and such other information as Licensor, or any Third Party manufacturer that Licensor has appointed to manufacture Interleukin-12, may have or may hereafter develop as Licensee shall reasonably require in order to manufacture or have manufactured the Products.  Licensor will use reasonable commercial efforts to introduce Licensee to any such Third Party manufacturer of Interleukin-12.

          6.4      Use of Name

          Except as required under applicable law, regulation or rule in the Territory, Licensor may not use the name of Licensee or any variant, and Licensee may not use the name of Licensor or any variant, in each case in connection with the advertising or sale of any Product, without the prior written consent of the other.

          6.5      Sampling

          Each of Licensee, any of its Affiliates and any Sublicensees may provide customary royalty free sampling for a Product for use in the treatment of any indication in a country within the Territory.  After the commercial launch of the Product in any country, the amount of royalty free sampling of the Product in that country will be limited to [******].  If the aggregate amount of sampling by Licensee, any of its Affiliates and Sublicensees exceeds this percentage with respect to any calendar quarter, the amount of Net Sales will be multiplied by a percentage equal to the sum of [******] plus a fraction (expressed as a percentage) in which the numerator is [******] and the denominator is [******].

          6.6      Investigator-Initiated Trials; Indigent Sales

                    (a)     Other than in the case of specific investigator-initiated Phase IV Clinical Trials to which the Parties mutually agree, and subject to Section 6.6(b), Licensee shall have the right to provide Product on up to an aggregate of [******] patients free of royalty to the extent it is provided in investigator-initiated Phase IV Clinical Trials at any time prior to the date which is two years after the later of the launch of a Product in (i) the United States and (ii) the European Union.  Beyond such number of patients, [******] of the royalty due under Section 4.3 shall be due on all investigator-initiated Phase IV Clinical Trials.  For purposes of the immediately preceding sentence, if the Product is provided in exchange for a price the royalty will be determined as if the Product were sold in an Indigent Sale in accordance with Section 6.6(b); if the Product is provided free of charge the royalty will be determined as if the Product were distributed as a sample in accordance with Section 6.5.

                    (b)     For purposes of determining the royalty due under Section 4.3 with respect to Indigent Sales in any country in the Territory, the computation of Net Sales shall be based on the actual sales price received for such Indigent Sales but in no event on a sales price less than [******] of the sales price received for ordinary sales of the Product in the same country.

          6.7      Foreign Registration and Laws

          Licensee agrees to register this Agreement with any foreign governmental agency and otherwise comply with applicable law within the Territory affecting this Agreement and pay all

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related costs and legal fees. If such law requires registration by Licensor, Licensee will so inform Licensor which will pay the applicable costs.

ARTICLE VII

PATENT MATTERS

          7.1      Patent Prosecution and Maintenance

          Licensor may, but is not obligated to, at its own expense, (i) prepare, file, prosecute and maintain (collectively, Handle) all Licensed Patents in the Territory, (ii) consult with Licensee as to the Handling of such Licensed Patents in Major Market Countries as it relates to Products, and (iii) furnish to Licensee copies of all documents relevant to any such Handling. Licensor will furnish such documents and consult with Licensee in sufficient time before any action by Licensor is due to allow Licensee to provide comments thereon, which comments Licensor must consider. At Licensor’s expense and reasonable request, Licensee shall cooperate, in reasonable ways in connection with the preparing, filing, prosecution and maintaining of all Licensed Patents. Should Licensor decide that it does not desire to Handle a patent or patent application within a Licensed Patent in a country of the Territory, as it relates to Product, it will promptly advise Licensee thereof. In such circumstances, Licensee may, but is not obligated to, Handle the same at Licensee’s own cost, to the extent that Licensee desires to do so.

          7.2      Notification of Infringement

          If a Party learns of infringement or threatened infringement or misappropriation by a Third Party of any Licensed Patent, Licensed Technology or Improvement relating to Product within the Territory, it will promptly notify the other Party and provide the other Party with all available evidence.

          7.3      Patent Enforcement

                    (a)     Licensee has the first right, but not the duty, to institute actions against Third Parties for past, current and future infringement or misappropriation based on any Licensed Patent or Licensed Technology or Improvement to the extent related to Product; provided, however, that with respect to any such action against Genetics Institute, Licensor has the first right, but not the duty, to institute such action.  If, within thirty (30) days of receipt of the notice referred to in Section 7.2, Licensee does not give notice to Licensor of Licensee’s election to institute an action against an offending Third Party, Licensor may, but is not required to, institute such an action; provided, however, that with respect to any such action against Genetics Institute, if, written thirty (30) days of receipt of the notice referred to in Section 7.2 as it relates to an action against Genetics Institute, Licensor does not give notice to License of Licensor’s election to institute an action against Genetics Institute, Licensee may, but is not required to, institute such an action.  The costs and expenses of any such action (including fees of attorneys and other professionals) will be borne by the Party instituting the action or, if the Parties elect to cooperate in instituting and maintaining the action, by the Parties in such proportions as they may agree in writing.  Each Party will execute all necessary and proper documents and take appropriate action to allow the other Party to institute and prosecute such actions.  Any award paid by Third Parties as a result of an action (whether by way of settlement or otherwise) will be paid to the Party who instituted and maintained the action or, if all Parties instituted and maintained the action, allocated among the Parties in proportion to their respective contributions to the costs and expenses incurred in the action.

                    (b)     The instituting Party may not settle the action or proceeding in a manner which restricts the scope or affects the enforceability of the Licensed Patents or any intellectual property of the other Party, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit Licensor from settling with Genetics Institute any such action or proceeding, at Licensor’s sole discretion and without Licensee’s prior consent; provided such settlement does not restrict the scope or affect the enforceability of the Licensed Patents with respect to Licensee or any Third Party other than Genetics Institute.

          7.4      Ownership of Improvements

                    (a)     The Parties will jointly own any and all Joint Inventions, as well as all patent rights in and to all Joint Inventions.  Licensor will solely own all Improvements (other than Joint Inventions), as well as all patent rights in and to such Improvements except as licensed herein.  Each Party will promptly inform the other Party in writing as soon as it concludes that it has made an Improvement, but may do so promptly after filing a priority patent application for such Improvement if a Party faces a possible loss of rights in a Major Market Country.

                    (b)     As soon as a Party concludes that it wishes to file a patent application claiming a Joint Invention, it will immediately inform the other Party in writing and consult about filing procedures and allocation of costs concerning such patent application.  The Party will as early as possible also provide the other Party with a copy of a draft specification, the scope of claims and a determination of inventors for such claims, but may do so promptly after filing a priority patent application for such Improvement if a Party faces possible loss of rights in a Major Market Country.

                    (c)     The Party performing the priority filing preparation agrees to (i) prepare, file and prosecute and maintain such priority, corresponding foreign patents, and resulting patents, (ii) consult with the other Party as to the preparing, filing, prosecuting and maintaining of such patent applications and resulting patents in the Major Market Countries, and (iii) furnish the other Party with copies of all documents relevant to the preparation, filing, prosecution and maintenance.  Unless otherwise agreed, the filing Party will furnish such documents to and consult with the other Party in sufficient time before any action by the filing party is due to allow the other party to provide comments, which comments the filing Party must consider.  If the filing Party decides that it does not desire to file, prosecute or maintain such a patent application or resulting patent in any country of the Territory, it will promptly advise the other Party in writing, and the other Party will then have the right, but not the obligation, to file, prosecute and/or maintain the same at its own cost, to the extent it desires to do so.

                    (d)     Section 7.1 will govern patent prosecution and maintenance of Improvements other than Joint Inventions.

          7.5      Ownership of Trademarks

          Licensee will own all trademarks associated with or used in connection with the manufacture, marketing and sale of any Product, together with associated goodwill.  Licensee will be responsible for obtaining, maintaining and protecting all applicable trademarks in connection with the manufacture, marketing and sale of Product.

          7.6      Adverse Reactions

          Before the commercial launch of each Product, each Party will inform the other Party promptly of any adverse reactions, reports and information regarding the Product occurring in the Territory which comes to its knowledge and which may have to be reported to the appropriate health authorities within the Territory.  After the commercial launch of any Product, each Party will inform the other Party promptly of any adverse reactions, reports and information regarding the Product of which it gains knowledge, provided, however, that if a Product License Agreement is entered into in respect of such Product, neither Party will have any further obligation to so inform the other Party unless Licensor has become a Commercial Partner of Licensee as provided for in Section 3.3(b).

ARTICLE VIII

REPRESENTATIONS, WARRANTIES AND LIMITATION OF LIABILITY

          8.1      Representations of Licensor

          Licensor represents and warrants to Licensee as follows.

                    (a)     Hoffmann-La Roche Inc. is a corporation duly organized under the laws of the State of New Jersey, and F. Hoffmann-La Roche Ltd is a corporation duly organized under the laws of Switzerland.  Each of such corporations has all requisite legal and corporate power and authority to carry on its business and to perform its obligations under this Agreement.  All action on the part of Licensor necessary for the execution and delivery of this Agreement and the performance of Licensor’s obligations under this Agreement has been taken.  The person(s) executing this Agreement on behalf of Licensor have all necessary corporate powers and have been duly authorized by Licensor to execute, and deliver this Agreement on its behalf.  This Agreement constitutes a valid and binding obligation of Licensor, enforceable in accordance with its terms.  Except as have been or will be obtained by Licensor and except for Product Registrations, no permit, consent, approval or authorization of, or declaration to or filing with, any person, party or governmental authority is required in connection with the delivery, consummation, or performance by Licensor of this Agreement.

                    (b)     The execution, delivery and performance of this Agreement by Licensor will not, with or without notice or the passage of time or both, result in any violation of, be in conflict with or constitute a default under any material contract, obligation or commitment to which Licensor is a Party or by which it is bound, or, to the best knowledge of Licensor, any statute, rule or governmental regulation applicable to Licensor.

                    (c)     Licensor owns or controls under valid licenses with the right of sublicense all right, title and interest in and to the Licensed Patents and Licensed Technology.  As of the Effective Date of this Agreement, to the best knowledge of Licensor, there are no adverse actions, suits, or claims pending or threatened against Licensor in any court or by or before any governmental body or agency with respect to the Licensed Technology or the Licensed Patents and, to the best knowledge of Licensor, there are no Third Party patents which might give rise to such actions, suits or claims.

                    (d)     Licensor has used its Best Efforts to identify and retrieve all information that Licensor has acquired or generated as of the Effective Date relating to the Licensed Patents or Licensed Technology that is reasonably necessary for Licensee to perform its obligations under the Agreement.  Such information is listed on Appendix A.  Licensor has provided such information to Licensee to the extent available.

                    (e)     The licenses granted by Licensor under Licensor’s Preexisting Agreements (including, for the purposes of this Section 8.1(e), any amendments thereto after the Effective Date, whether or not approved by Licensee) do not prevent License from exercising its rights under this Agreement to develop, manufacture, have manufactured, market, import, use, offer for sale or sell the Products, and if permitted Licensor has provided Licensee on or before the Effective Date with copies or complete and accurate summaries of such provisions of Licensor’s Preexisting Agreements relevant to the exercise of such rights.

          EXCEPT AS SET FORTH IN SECTIONS 8.1(a) THROUGH (e), LICENSOR MAKES NO WARRANTY CONCERNING THE LICENSED PATENTS, THE LICENSED TECHNOLOGY OR THE PRODUCTS INCLUDING THE FOLLOWING:  (I) ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH REGARD TO THE PRODUCTS; (II) ANY WARRANTY AS TO THE VALIDITY OR SCOPE OF THE LICENSED PATENTS, OR THAT ANY PRODUCT WILL BE FREE FROM INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; OR (III) ANY WARRANTY THAT NO THIRD PARTY IS INFRINGING THE LICENSED PATENTS.  IN NO EVENT WILL LICENSOR OR ITS AFFILIATES OR AGENTS BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR LOST PROFITS, OF LICENSEE.

          8.2      Representations of Licensee

          Licensee represents and warrants to Licensor as follows.

                    (a)     Ribapharm Inc. is a corporation duly organized under the laws of the State of Delaware.  Licensee has all requisite legal and corporate power and authority to carry on its business and perform its obligations under this Agreement.  All action on the part of Licensee necessary for the execution and delivery of this Agreement and the performance of Licensee’s obligations under this Agreement has been taken.  The person(s) executing this Agreement on behalf of Licensee have all necessary corporate powers and have been duly authorized by Licensee to execute this Agreement on its behalf.  This Agreement constitutes a valid and binding obligation of Licensee, enforceable in accordance with its terms.  Except as have been or will be obtained by Licensee and except for Product Registrations, no permit, consent, approval or authorization of, or declaration to or filing with, any person, party or governmental authority is required in connection with the delivery, consummation or performance by Licensee of this Agreement.

                    (b)     The execution, delivery and performance of this Agreement by Licensee will not, with or without notice or the passage of time or both, result in any violation of, be in conflict with or constitute a default under any material contract, obligation or commitment to which Licensee is a party or by which it is bound, or, to the best knowledge of Licensee, any statute, rule or governmental regulation applicable to Licensee.

          8.3      Mutual Representation and Warranty

          Each Party has disclosed all information in its possession or control (other than information which is subject to confidentiality or non-disclosure obligations) which is material to the other Party entering into this Agreement, and such information does not contain any untrue statement of material fact or omit to state a material fact.

ARTICLE IX

INDEMNIFICATION AND INSURANCE

          9.1      Indemnification by Licensee

          Licensee will at all times, during and after the Term, indemnify, defend and hold harmless Licensor, its Affiliates, and its directors, officers, employees, and agents against any and all claims, demands, actions and liabilities, including reasonable attorneys’ fees and costs (collectively, Claims), arising out of or resulting from

                    (a)     any breach of any representation, warranty or covenant of Licensee under this Agreement; or

                    (b)     any Third Party claim or suit resulting from the development, manufacture, marketing, import, use, or sale of Products by Licensee, its Affiliates, or its Sublicensees pursuant to this Agreement.

          This indemnity obligation will not apply to the extent that the claim, loss, damage, liability or Third Party claim or suit is the result of any grossly negligent act or willful misconduct of Licensor, its Affiliates, or its Sublicensees, or their directors, officers, employees or agents.

          9.2      Indemnification by Licensor

          Licensor will at all times, during and after the Term, indemnify, defend and hold harmless Licensee, its Affiliates, and its Sublicensees and their respective directors, officers, employees and agents against any and all claims, demands, actions, and liabilities, including reasonable attorneys’ fees and costs, arising out of or resulting from

                    (a)     any breach of any representation, warranty or covenant of Licensor under this Agreement; or

                    (b)     the use of active ingredients supplied by Licensor or its Affiliates to Licensee for use in clinical trials of any Product.

          This indemnity obligation will not apply to the extent that the claim, loss, damage, liability or Third Party claim or suit is the result of any grossly negligent act or willful misconduct of Licensee, its Affiliates, or their directors, officers, employees or agents.

          9.3      Obligations of the Party Seeking to Be Indemnified

          If Licensor, Licensee, any Affiliate or any Sublicensee (in each case, an Indemnified Party) receives any written Claim which it believes is the subject of indemnity under this Agreement by Licensor or Licensee, as the case may be (in each case, an Indemnifying Party), the Indemnified Party will, as soon as reasonably practicable after forming such belief, give notice to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party.  Failure to give timely notice to the Indemnifying Party will not release the Indemnifying Party from any liability to the Indemnified Party except to the extent that the Indemnifying Party is injured by such delay.  The Indemnifying Party will have the right, by prompt notice to the Indemnified Party, to assume the defense of the claim at the cost of the Indemnifying Party.  If the Indemnifying Party does not assume the defense of the claim or, having done so, does not pursue the defense, the Indemnified Party may assume the defense, with counsel of its choice, but at the cost and for the account of the Indemnifying Party.  If the Indemnifying Party so assumes such defense, the Indemnified Party may participate through counsel of its choice, but the cost of such counsel will be for the account of the Indemnified Party.  The Party not assuming the defense of the claim will render all reasonable assistance to the Party assuming the defense, and all out-of-pocket costs of such assistance will be for the account of the Indemnifying Party.  No such claim will be settled other than by the Party defending the claim, and then only with the consent of the other Party, which will not be unreasonably withheld.

          9.4      Other Indemnification Matters

                    (a)     All Claims for indemnification by an Indemnified Party must be made within the following time periods or will be irrevocably barred

                              (i)     for all Claims arising out of or based on an alleged breach by a Party of a representation or warranty of a material contract, obligation or commitment adversely affecting the Licensed Patents, Licensed Technology, or Licensed Compounds (the Material Contract Claims), one (1) year plus the period of the statute of limitations applicable to the claim for the breach of contract, measured from the Effective Date; and

                              (ii)    for all other Claims, eighteen (18) months measured from the Effective Date.

                    (b)     The maximum aggregate liability of an Indemnifying Party to an Indemnified Party with respect to all Claims under Section 9.2(a) is the total aggregate amount of all payments theretofore made by Licensee to Licensor (including the license fee specified in Section 4.1, Milestone Payments, and royalties set forth in Article III) plus [******] of Licensee’s development costs for the Product to date. Such liability for Material Contract Claims may, at the election of the Indemnifying Party, be paid in equal installments over a period of up to five (5) years. The maximum aggregate liability of an Indemnifying Party with respect to Claims (other than Material Contracts Claims) based on Sections 9.2(a) and 9.2(b) is the sum of [******].

                      (c)     In the event of Material Contract Claims, Licensor and Licensee will, as soon as practicable after the notice described in Section 9.3 is given, meet and confer with respect to assessing the stage of development of Product and commitments of Licensee with respect to the development.

                      (d)     No Indemnified Party will make any Claims until the aggregate of all Claims to date first equals or exceeds Two Hundred Thousand Dollars (US$200,000), at which time all Claims to date and all Claims arising thereafter may be asserted.

ARTICLE X

CONFIDENTIALITY AND PUBLICATION

          10.1      Confidentiality

          Subject to Section 10.2, during the Term and for three  (3) years after the Term, each Party will maintain in confidence, to the same extent to which such Party maintains its own proprietary information, all information and materials disclosed by the other Party, including Licensed Patents, Licensed Technology, or Improvements, whether provided prior to or after the Effective Date, and will not use such information or materials for any purpose except as permitted by this Agreement, and will not disclose such information and materials to anyone other than those of its Sublicensees, Affiliates, potential sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such Party’s activities pursuant to this Agreement.  Each Party will obtain a written agreement from its Sublicensees, potential sublicensees, consultants, agents and subcontractors (if any), prior to disclosure, to hold in confidence and not make use of such trade secrets or other proprietary information for any purpose other than as permitted by this Agreement. Licensee will be responsible to Licensor for compliance with this Article X by all parties to which Licensee may disclose such information or materials.

          10.2      Disclosure

          The obligation of confidentiality in this Agreement does not apply to the extent that

                      (a)     either Party (as such, the Recipient) is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction, except that the Recipient will not make any such disclosure (other than as required under the securities laws of any jurisdiction, any filing of information or materials with a stock exchange upon which its securities are listed, or a filing of information or materials required by a governmental regulatory agency), without first notifying the other Party and allowing such other Party a reasonable

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opportunity to seek injunctive relief from (or protective order with respect to) the obligation to make such disclosure;

                      (b)     the Recipient can demonstrate that (i) the disclosed information was at the time of such disclosure to the Recipient already in (or later enters) the public domain other than as a result of actions of the Recipient, Recipient’s Affiliates, employees, Sublicensees, agents or subcontractors in violation of this Agreement; (ii) the disclosed information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Agreement or independently generated by the Recipient or its Affiliates at any time; or (iii) the disclosed information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to either Party to this Agreement and not under a duty of confidentiality to the other Party;

                      (c)     disclosure is made to a government regulatory agency as part of such agency’s product license approval process; or

                      (d)     disclosure is necessary to obtain or secure patent protection of any Licensed Patents or Licensed Technology.

          10.3      Publicity

          Except as otherwise provided in this Agreement or required by law, no Party will originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders reports or otherwise, relating to this Agreement or to any sublicense under this Agreement, or to the performance under this Agreement or under any sublicense under this Agreement, without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed.

          10.4      Scientific Publications

                      (a)     If Licensor exercises an Option:

                                (i)      Licensor may publish scientific articles about Products in scientific publications (Scientific Articles), but only those Products subject to the Option; and

                                (ii)     Licensee may only publish Scientific Articles with the consent of Licensor.

                      (b)     If Licensor becomes a Commercial Partner of Licensee under Section 3.3(b), each Party may only publish Scientific Articles with the consent of the other Party.

                      (c)     If Sections 10.4(a) and 10.4(b) do not apply:

                                (i)      Licensee may publish Scientific Articles; and

                                (ii)     Licensor may only publish Scientific Articles with the consent of Licensee.

                      (d)     Consent by a Party to the publication of Scientific Articles by the other Party must not be unreasonably withheld or delayed.

ARTICLE XI

TERM AND TERMINATION

          11.1      Term

                      (a)     This Agreement commences as of the Effective Date and, unless sooner terminated in accordance with this Agreement, will expire in each country in the Territory upon the occurrence of the later of

          (i)      the expiration or invalidation of the last to expire or be invalidated of the Composition of Matter Patent(s) which but for this Agreement would be infringed by the sale of such Product using such Licensed Patents in such country, including any extension of such Licensed Patents; and

          (ii)     ten (10) years after the first Commercial Sale in such country of such Product, except for countries in the European Union as to which this requirement will be ten (10) years after the first Commercial Sale in the European Union of such Product.

                      (b)     Upon expiration of this Agreement in a country with respect to any Product, Licensee will have a perpetual, fully paid-up, royalty free, non-exclusive license within the Field in such country (with the right to grant sublicenses in accordance with Section 2.2) to develop, manufacture, have manufactured, market, import, use, offer for sale, and sell such Product.

          11.2      Termination Without Cause

          Licensee may terminate this Agreement without cause, on a product by product and country by country basis, upon six (6) months’ prior written notice to Licensor; provided that such termination will not release Licensee of any of its obligations to Licensor up to the date of effect of termination, including payment of all amounts owed to Licensor up to such date.

          11.3      Termination For Cause

                      (a)     Either Party (as such, the Non-Breaching Party) may terminate this Agreement if

(i) the other Party, its Affiliates or its Sublicensees (as such, the Breaching Party) does not comply with any of its material obligations contained in this Agreement;

          (ii)    the Non-Breaching Party gives notice to the Breaching Party specifying the nature of the default, requiring the Breaching Party to cure the default, and referring to the Non-Breaching Party’s right to terminate this Agreement pursuant to this Section 11.3; and

(iii) the default is not cured within sixty (60) days after the receipt of such notice.

                      (b)     In addition to its right of termination in accordance with Section 6.1(c), Licensor may terminate this Agreement if at any time:

          (i)     Licensee files in any court or agency pursuant to any statute or regulation of the United States or of any foreign country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Licensee or of its assets;

(ii) Licensee proposes a written agreement of composition or extension of its debts;

(iii) Licensee is served with an involuntary petition against it, filed in any insolvency proceeding, and the petition is not dismissed within sixty (60) days after filing; or

(iv) Licensee makes an assignment for the benefit of creditors.

                      (c)     Upon the occurrence of any event under Section 11.3(a)(iii) or Section 11.3(b) that entitles a Party to terminate this Agreement, such Party may deliver to the other Party written notice of termination of this Agreement, and the termination will be effective upon delivery of such notice.  The right to terminate will be in addition to and not in substitution for any other available remedy.

                      (d)     If Licensor has the right to terminate this Agreement under Section 11.3(a) or (b), Licensor at its option, instead of terminating this Agreement, may by written notice to Licensee convert the license granted under Section 2.1 (including the right to sublicense under Section 2.2) into a non-exclusive license (but limited to only one additional licensee in any country).  All other provisions of this Agreement will otherwise remain in effect.

                      (e)     A Party entitled to terminate this Agreement, or convert the license under this Agreement, under this Section 11.3 may elect to terminate or convert with respect to a particular country or countries in the Territory rather than the entire Territory by giving written notice of such election in the notice of intent to terminate or convert the license.

                      (f)     Waiver by either Party of any event or succession of events giving rise to the right of termination will not deprive the waiving Party of the right to terminate this Agreement under this Section 11.3 on the basis of any subsequent event giving rise to such right.

             11.4    Rights and Obligations Upon Expiration or Termination

                      (a)      Upon the termination or expiration of this Agreement:

                    (i)     if termination or expiration occurs prior to Product Registration of a Product in any country in the Territory, Licensee will provide to Licensor all reports, data, samples and, if specifically required by an Approval Authority, other information, necessary or useful to allow Licensor to file for any Production Registrations of any Product in such country; and

                    (ii)    if termination or expiration occurs after Product Registration of a Product in any country in the Territory, Licensee will provide to Licensor all reports, data, samples and, if specifically required by an Approval Authority, other information, necessary or useful to allow Licensor to file for Product Registrations of any Product in the Territory, and grant Licensor reference to any Product Registrations and pricing or reimbursement approvals relating to any Products.

The Parties will negotiate in good faith a fair price for any items that Licensee is required to provide Licensor under this Section 11.4(a).

                      (b)     Upon termination of this Agreement under Section 11.2 or 11.3, the Party retaining continuing rights with respect to a Product will be entitled to buy from the other Party any active ingredients on hand and trade marks in respect of the Product held by the other Party.  The Parties will negotiate such sale in good faith.

                      (c)     Upon termination of this Agreement by Licensor pursuant to Section 11.2 or by Licensee pursuant to Section 11.3, Licensee will transfer and assign to Licensor all such trademarks relating to Product for which termination has occurred.  The Parties will negotiate in good faith the appropriate price therefor.

            11.5      Surviving Provisions

          The Parties’ rights and obligations under Sections 4.5, 4.6, 4.8, 6.4, and Articles VII-XIV will survive any termination of this Agreement.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights accrued to the benefit of either Party prior to termination or expiration and will not relieve either Party from obligations expressly indicated to survive termination or expiration of this Agreement.  Termination or expiration of this Agreement will not terminate Licensee’s obligation to pay all royalties accrued.  Any other provisions of this Agreement required to interpret and enforce the Parties’ rights and obligations under this Agreement will also survive to the extent required for the full observation and performance of this Agreement by the Parties.

ARTICLE XII

ASSIGNMENT; SUCCESSORS

          12.1      Assignment

                      (a)     Subject to Section 12.1(d), neither this Agreement nor any interest under this Agreement may be assigned by Licensee, its Affiliates, or its Sublicensees, without the prior written consent of Licensor.

                      (b)     Subject to Section 12.1(d), neither this Agreement nor any interest under this Agreement may be assigned by Licensor or its Affiliates without the prior written consent of Licensee.

                      (c)     No assignment will release Licensee, its Affiliates or its Sublicensees from any liability under this Agreement.

                      (d)     Licensee and Licensor may assign this Agreement or any rights under this Agreement to any wholly owned Affiliate or to any successor by merger, consolidation or sale of substantially all of the assets used in the business which is the subject of this Agreement.

                      (e)     Any assignment not made in accordance with this Section 12.1 will be void.

          12.2      Binding Upon Successors and Assigns

          Subject to the limitations on assignment under Section 12.1, this Agreement binds all successors in interest and assigns of Licensor and Licensee.  Any successor or assignee of Licensee’s interest will expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee.

ARTICLE XIII

DISPUTE RESOLUTION

          13.1      Arbitration

          Subject to Section 13.2, any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, will be referred to and finally be settled under the Rules of Arbitration of the International Chamber of Commerce, Paris, France, in force on the date of commencement of the arbitration by three arbitrators appointed in accordance with those Rules.  The place of arbitration will be New York City, New York, and New York law will be applied.  The language to be used in the arbitral proceedings will be English.

          13.2      Pre-Litigation Dispute Resolution

          No dispute under this Agreement will be referred to arbitration under Section 13.1 until the following procedures have been satisfied.  The head of the Pharmaceuticals Division of Licensor and the Chief Executive Officer of Licensee will meet as soon as practicable, as reasonably requested by either Party, to review any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either Party under this Agreement.  If the dispute is not resolved by the designated representatives by mutual agreement within thirty (30) calendar days after a meeting to discuss the dispute, either Party may at any time provide written notice to the other Party specifying the terms of the dispute in reasonable detail and notifying the other Party of its decision to institute arbitration proceedings under Section 13.1.

          13.3      Provisional Remedy

          Nothing in this Agreement limits the right of either Party to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief.  Seeking or obtaining any interim relief or provisional remedy in a court will not be deemed a breach or waiver of the agreement in this Agreement to arbitrate.

ARTICLE XIV

GENERAL PROVISIONS

          14.1      Relationship of the Parties

          For purposes of this Agreement, the relationship of Licensor to Licensee is that of an independent contractor.  Licensor and Licensee are not joint venturers, partners, principal and agent, master and servant or employer and employee.  With respect to the subject matter of this Agreement, Licensor and Licensee have no power to bind or obligate each other in any manner, other than as expressly set forth in this Agreement.  A change of this relationship is not excluded by this Agreement.

          14.2      Excusable Delay

          The failure or omission by a Party in the performance of any obligation under this Agreement will not be deemed a breach of this Agreement or create any liability if it arises from any cause or causes beyond the control of the Party, such as strikes, riots, war, acts of God, invasion, fire, explosion, floods, delay of carrier, shortage or failure in the supply of materials, energy shortage and acts of government or governmental agencies or instrumentalities.  If due to such an event either Party is delayed or hindered in or prevented from the performance of its duties or doing acts required under the terms of this Agreement, the performance of such act will be excused for the period of the delay not to exceed ninety (90) days.  A Party subject to such an excusable delay will take all reasonable steps to resolve any condition forming the basis of the delay.

          14.3      Notices

          All notices, consents, requests, waivers and other communications in connection with this Agreement:

                      (a)     must be in writing, signed by an authorized officer of the sender (in the case of Licensor, an authorized officer of either of Hoffmann-La Roche Inc. or F. Hoffmann-La Roche Ltd will be sufficient, and in the case of Licensee, an authorized officer of Ribapharm Inc. will be sufficient), and sent by personal delivery, fax (with confirmation copy), internationally recognized courier, or certified or registered mail, postage prepaid (airmail where applicable);

                      (b)     will be deemed to be given when actually received; and

                      (c)     must be sent to the receiving Party at the address or fax number, as applicable, set forth below, or any replacement address or fax number notified to the sender by notice actually received by the sender:

if to Licensor, to:

Hoffmann-La Roche Inc.
340 Kingsland Street
Nutley, New Jersey 07110
United States of America
Attention:	Corporate Secretary
Fax:	1 (973) 235-3500

with a copy to:

F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel, Switzerland
Attention:	Corporate Law Department
Fax:	41-62- 688-1396

if to Licensee, to:

Ribapharm Inc.
3300 Hyland Avenue
Costa Mesa, California 92626
United States of America
Attention:	President
Fax:	1 (714) 641-7207

with a copy to:

Coudert Brothers LLP
1114 Avenue of the Americas
New York, New York 10036-7703
United States of America
Attention:	Anthony C. Kahn, Esq.
Fax:	1 (212) 626-4120

          14.4      Expenses

          Except as expressly provided otherwise in this Agreement, all legal and other costs and expenses incurred in connection with the negotiation and entering into of this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such costs or expenses.

          14.5      Further Assurances

          Except as expressly provided elsewhere in this Agreement, each Party will at its expense promptly execute and deliver any further instruments and documents and take any further action as the other Party may reasonably request in order to give effect to the transactions contemplated by this Agreement.

          14.6      Amendment

          This Agreement may not be altered or otherwise amended except by an instrument in writing signed by each of the Parties.

          14.7      Waiver

          A Party may extend the time for the performance of any obligations of the other Party, waive any inaccuracies and representations by the other Party in this Agreement or in any document delivered pursuant to this Agreement or waive compliance by the other Party with any of the covenants, conditions or performance of any of its obligations under this Agreement.  Any such waiver or failure to insist upon strict compliance with such covenant, condition or obligation will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          14.8      No Third Party Beneficiaries

          This Agreement does not confer any rights, remedies, agreements, undertakings, obligations or liabilities on any person other than their Affiliates, Sublicensees and successors-in-interest and permitted assigns.

          14.9      Entire Agreement

          This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior discussions, negotiations, correspondence, agreements, and understandings, both oral and written, between the Parties with respect to its subject matter.

          14.10    Construction

          The Parties have participated jointly in the negotiation and drafting of this Agreement.  If a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring a party because of the authorship of any provision of this Agreement.

          14.11    Incorporation of Exhibits

          The Exhibits identified in this Agreement are incorporated by reference and made a part of this Agreement.

          14.12    Counterparts

          This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed to be an original and all of which together will constitute one and the same agreement.

          14.13    Severability

          If any provision of this Agreement is finally determined to be invalid, unlawful or incapable of being enforced in a jurisdiction, (i) it will be deemed to be severed from this Agreement in such jurisdiction, (ii) every other provision of this Agreement will remain in full force and effect in such jurisdiction, and (iii) the Parties will negotiate in good faith to modify this Agreement so as to achieve the original intent of the Parties as closely as possible in an acceptable manner with respect to such jurisdiction and (iv) such invalidity, unlawfulness or unenforceability will not affect the interpretation or enforcement of this Agreement in any other jurisdiction.

          14.14    Joint and Several Liability of Licensor

          The representations, warranties, covenants and liabilities of Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd, as Licensor, under this Agreement are joint and several.

          14.15    Bankruptcy

          All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  Licensee, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

          14.16    Remedies Cumulative

          The rights and remedies of the Parties under this Agreement are in addition to any other rights available to them at law or in equity.  The use of any right or remedy by a Party does not preclude or waive the right to use any other remedies.  This Section 14.16 does not limit the obligations of the Parties under Section 13.1 and Section 13.2.

          14.17    Governing Law

          This Agreement will be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

HOFFMANN-LA ROCHE INC.

By:	/s/ Frederick C. Kentz III

Name:	Frederick C. Kentz III
Title:	Vice President

F. HOFFMANN-LA ROCHE LTD

By:	/s/ Rudolph [Illegible]

Name:	Rudolph [Illegible]
Title:	VP Licensing

By:	/s/ Stefan Arnold

Name:	Stefan Arnold
Title:	Vice Director – Corporate Law

RIBAPHARM INC.

By:	/s/ Johnson Y.N. Lau

Name:	Johnson Y.N. Lau
Title:	President and Chief Executive Officer

By:	/s/ Roger D. Loomis, Jr.

Name:	Roger D. Loomis, Jr.
Title:	Senior Vice President,
General Counsel and Secretary

GUARANTY

          THIS GUARANTY dated as of June 29, 2001, is made by ICN Pharmaceuticals, Inc. (the “Guarantor”), in favor of Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd (together, the “Licensor”).  All capitalized terms used herein without definition shall have the meaning ascribed to them in that certain License Agreement (the “License Agreement”), of even date, between Licensor and Ribapharm Inc. (the “Licensee”).

          The Guarantor, in consideration of the benefits inuring to the Guarantor by virtue of the execution and delivery of the License Agreement, hereby agrees as follows:

          1.     The Guarantor, for itself and its successors and assigns, hereby unconditionally guarantees, as secondary and not as primary obligor, the full performance by Licensee of all of its obligations under the License Agreement.  This Guaranty and the rights of Licensor hereunder shall terminate and be of no further force or effect upon the completion of an initial public offering by the Licensee.

          2.     Notice of acceptance of this Guaranty is hereby waived.

          3.     The Licensor shall call upon the Guarantor hereunder only after first making all reasonable efforts to collect obligations due from the Licensee or pursue other actions to enforce the same or elect any remedy available against the Licensee.

          4.     The Guarantor hereby represents and warrants to the Licensor as follows:

(a) The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b)     The execution, delivery and performance by Guarantor of this Guaranty are within the Guarantor’s corporate powers, have been duly authorized by all necessary action on the part of the Guarantor, do not contravene (i) the Guarantor’s articles of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting the Guarantor, and do not result in or require the creation of any lien upon or with respect to any of its properties.

          (c)     No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Guarantor of this Guaranty.

          (d)     This Guaranty is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

          (e)     There is no pending or threatened action or proceeding affecting the Guarantor before any court, governmental agency or arbitrator, which would materially adversely affect the ability of the Guarantor to perform its obligations under this Guaranty.

          5.     This Guaranty, and the respective rights, duties and obligations of the parties hereunder, shall be governed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws thereunder.

          6.     All notices and other communications required or permitted under this Guaranty shall be in writing and shall be deemed to have been fully given if sent by registered mail, return receipt requested or Federal Express or other courier service, in each case to the addresses shown below.

If to Guarantor:	ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, California 92626
United States of America
	Attention:	General Counsel
	Fax:	1 (714) 641-7206

If to Licensor:	Hoffmann-La Roche Inc.
340 Kingsland Street
Nutley, New Jersey 07110
United States of America
	Attention:	Corporate Secretary
	Fax:	1 (973) 235-3500

with a copy to:	F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel, Switzerland
	Attention:	Corporate Law Department
	Fax:	41-62-688 1396

          IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the first date above written.

.	ICN PHARMACEUTICALS, INC.

By:

	Name:	Bill A. MacDonald
	Title:	Executive Vice President

APPENDIX A

LIST OF LICENSOR’S INFORMATION RELATING
TO THE LICENSED COMPOUNDS

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APPENDIX B

LICENSOR’S PREEXISTING AGREEMENTS

1.	The Genetics Institute Agreement.

2.	An agreement with BD PharMingen dated December 21, 1992, as amended.

3.	An agreement with The Jackson Laboratory dated November 25, 1996, as amended.

4.	An agreement with Endogen, Inc. dated December 20, 1996.

5.	An agreement with Protein Design Labs, Inc. dated February 7, 2000.

6.

Material transfer agreements between Licensor and research organizations and/or universities under which Licensor agreed to provide research quantities of material related to IL-12 for non-commercial, non-clinical research.